Exhibit 99.1

PAVmed and Lucid to Hold Joint Business Update Conference Call on November 16, 2021

Company conference call and webcast at 4:30PM EDT

NEW YORK, November 3, 2021 (BUSINESS WIRE) — PAVmed Inc. (Nasdaq: PAVM, PAVMZ), a highly differentiated, multi-product, commercial-stage medical device company, and its major subsidiary Lucid Diagnostics Inc. (Nasdaq: LUCD), a cancer prevention medical diagnostics company today announced that the companies will host a joint business update conference call on Tuesday, November 16, 2021, at 4:30 PM EDT. During the call, Lishan Aklog, M.D., Chairman and Chief Executive Officer of the companies, will provide a business update including an overview of the Company’s near-term milestones and growth strategy. In addition, Dennis McGrath, the companies’ Chief Financial Officer, will discuss the companies’ third quarter 2021 financial results.

To access the conference call, U.S.-based listeners should dial 877-407-3982 and international listeners should dial 201-493-6780. All listeners should provide the operator with the conference call name “PAVmed, Inc. Business Update Conference Call” to join. Individuals interested in listening to the live conference call via webcast may do so by visiting the investor relations section of the Company’s website at www.pavmed.com.

Following the conclusion of the conference call, a replay will be available for one week and can be accessed by dialing 844-512-2921 from within the U.S. or 412-317-6671 from outside the U.S. To access the replay, all listeners should provide the following pin number: 1374402. The webcast will be available for replay on the investor relations section of the Company’s website at www.pavmed.com.

About PAVmed & Lucid

PAVmed Inc. is a highly differentiated, multi-product, commercial-stage medical technology company with a diversified product pipeline addressing unmet clinical needs encompassing a broad spectrum of clinical areas with attractive regulatory pathways and market opportunities. Its major subsidiary, Lucid Diagnostics Inc. (Nasdaq: LUCD), markets the first and only commercial tools for widespread early detection of esophageal precancer and cancer – the EsoGuard® Esophageal DNA Test and EsoCheck® Esophageal Cell Collection Device. Its GI Health division also includes the complementary EsoCure™ Esophageal Ablation Device with Caldus™ Technology. Another major subsidiary, Veris Health Inc., is a digital health company developing the first intelligent implantable vascular access port with biologic sensors and wireless communication to improve personalized cancer care through remote patient monitoring. Its Minimally Invasive Interventions division markets its CarpX® Minimally Invasive Device for Carpal Tunnel Syndrome. Other divisions include Infusion Therapy (PortIO™ Implantable Intraosseous Vascular Access Device and NextFlo™ Intravenous Infusion Set), and Emerging Innovations (non-invasive laser-based glucose monitoring, pediatric ear tubes, and mechanical circulatory support). For more information, please visit www.pavmed.com, follow us on Twitter, connect with us on LinkedIn, and watch our videos on YouTube.

Lucid Diagnostics Inc. (Nasdaq: LUCD) is a commercial-stage, cancer prevention medical diagnostics company, and subsidiary of PAVmed Inc. (Nasdaq: PAVM). Lucid is focused on the millions of patients with gastroesophageal disease (GERD), also known as chronic heartburn, who are at risk of developing esophageal precancer and cancer. Lucid’s EsoGuard® Esophageal DNA Test, performed on samples collected in a brief noninvasive office procedure with its EsoCheck® Esophageal Cell Collection Device, is the first and only commercially available diagnostic test capable of serving as a widespread screening tool to prevent cancer and cancer deaths through early detection of esophageal precancer in at-risk GERD patients. EsoGuard is commercialized in the U.S. as a Laboratory Developed Test (LDT). EsoCheck is commercialized in the U.S. as a 510(k)-cleared esophageal cell collection device. EsoGuard, used with EsoCheck, was granted FDA Breakthrough Device designation and is the subject of two large, actively enrolling, international multicenter clinical trials to support FDA PMA approval. Lucid is building a network of Lucid Test Centers where at-risk GERD patients can undergo the EsoCheck procedure for EsoGuard testing.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of PAVmed’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Risks and uncertainties that may cause such differences include, among other things, the ability to complete the initial public offering of Lucid; volatility in the price of PAVmed’s common stock, Series W Warrants and Series Z Warrants; general economic and market conditions; the uncertainties inherent in research and development, including the cost and time required advance PAVmed’s products to regulatory submission; whether regulatory authorities will be satisfied with the design of and results from PAVmed’s preclinical studies; whether and when PAVmed’s products are cleared by regulatory authorities; market acceptance of PAVmed’s products once cleared and commercialized; our ability to raise additional funding and other competitive developments. PAVmed has not yet received clearance from the FDA or other regulatory body to market many of its products. The Company has been monitoring the COVID-19 pandemic and its impact on our business. The Company expects the significance of the COVID-19 pandemic, including the extent of its effect on the Company’s financial and operational results, to be dictated by, among other things, the success of efforts to contain it and the impact of actions taken in response. New risks and uncertainties may arise from time to time and are difficult to predict. All of these factors are difficult or impossible to predict accurately and many of them are beyond PAVmed’s control. For a further list and description of these and other important risks and uncertainties that may affect PAVmed’s future operations, see Part I, Item IA, “Risk Factors,” in PAVmed’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as the same may be updated in Part II, Item 1A, “Risk Factors” in any Quarterly Report on Form 10-Q filed by PAVmed after its most recent Annual Report. PAVmed disclaims any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in its expectations or in events, conditions, or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.

Contacts:

Investors

Lisa DeScenza

LaVoieHealthScience

(617) 351-0243

ldescenza@lavoiehealthscience.com

Media

Kristi Bruno

LaVoieHealthScience

(617) 865-3940

PAVmed@lavoiehealthscience.com